UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 22, 2013

PANACHE BEVERAGE, INC.
(Exact name of registrant as specified in its charter)

FLORIDA
 (State or Other Jurisdiction of Incorporation)

000-52670
 (Commission File Number)

20-2089854
(I.R.S. Employer Identification No.)

40 West 23rd Street
Floor 2
New York, NY 10010
(Address of principal executive offices, including zip code.)

646-480-7479
(Registrant's Telephone Number, Including Area Code)

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 22, 2013, Panache Distillery, LLC (hereafter "PDL" or "Buyer"), a wholly owned subsidiary of Panache Beverage, Inc. (the "Company") entered into an Amendment (the "Amendment") to the Asset Purchase Agreement and Amendment Number 1 thereto (collectively the "APA") previously executed on May 15, 2013 with Douglas Joint Venture, Empire Joint Venture, and V-3 Joint Venture, LLC, (collectively the "Sellers").

PDL was put on notice by the Sellers of some loss of the personal property caused by a previous tenant, and as a result of such loss the parties agreed to adjust the purchase price of the property and assign any insurance proceeds that would have been receivable by the Sellers to the Buyers. As further consideration for PDL not terminating the APA pursuant to its provisions, an adjustment was made to the price to be paid by PDL to Sellers, as well as the amount of cash to be paid to the Sellers at the time of closing. As consideration for the Purchased Assets PDL, pursuant to the Amendment, shall now pay to Sellers a total purchase price of $4,200,000 (the "Purchase Price"), of which $700,000 shall be paid in cash and the remaining $3,500,000 shall be payable in the form a Promissory Note (the "Note") to be held by the Sellers, which shall accrue interest at a rate of 6%, be payable in semiannual installments of interest only, be prepayable without penalty, and be due thirty six months from the date of execution. The Note will be secured by a first lien Purchase Money Mortgage and Security Agreement secured by the Purchased Assets.

Additionally, pursuant to the Amendment, the closing of the transaction was to take place on August 23, 2013.

The Closing of the transaction has occurred on August 23, 2013, as per the Amendment.

The foregoing does not purport to be a complete description of the Asset Purchase Agreement, Amendment, Promissory Note, or Mortgage and Security Agreement, and is qualified by reference to the full text of such documents, which will be filed with the Company's next Quarterly Report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Panache Beverage, Inc.

Date: August 26, 2013	By:	/s/ James Dale
James Dale
Chief Executive Officer

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